Exhibit 10.35

May 6, 2026

Mr. Gary Heitz

garyheitz80@gmail.com

Dear Mr. Heitz,

On behalf of Tiger AIDC LLC (“Employer”), we are pleased to formalize this offer of employment to join our team to provide services to Employer and its successors, parent, subsidiaries and affiliates. This letter and the Non-Disclosure and Restrictive Covenant Agreement confirm the terms and conditions of our employment offer to you. The start date of your employment with Employer is May 21, 2026 (the “Effective Date”).

1. Position and Reporting Relationship: Your title will be VP of Sales and you will work remotely but may be required to report to our office located at 1540 Broadway Suite 1010, New York, NY 10036. You will report to Eyal Rozen. You will be responsible for the duties customarily attendant to a VP of Sales role, and such other duties as may be assigned to you by the Employer from time to time. You are expected to carry out your duties working with other employees in a diligent and professional manner, comply with all of Employer’s policies and practices, explicit or implied as are in effect from time to time, and generally promote the interests of the Employer and its affiliates. The Employer retains sole discretion to change your job title and responsibilities at any time without advanced notice.

2. Compensation: You will receive a base salary payable at the annual rate of $210,000 less applicable withholdings and deductions as of the Effective Date. Your base salary is subject to adjustment by the Employer in its sole discretion. Your salary will be paid semi-monthly in accordance with Employer’s regular payroll practices. You will receive separately a Notice and Acknowledgement of Pay Rate and Payday as required by New York State Labor Law, for your signature and return to me immediately. You are an exempt employee.

3. Bonus: You are eligible for a commission bonus calculated as set forth below. All bonuses shall be subject to applicable withholdings and deductions, and you must be an active employee who has not provided notice of intent to resign or been provided notice by Employer of intention to terminate at the time each payment is made to be eligible.

●	New Deals (Tenants Directly Originated and Closed by You): You are eligible for a bonus of 0.5% of the base rent actually collected by the Company under executed lease agreements for tenants directly originated and closed by you, for a period of up to seven (7) years from the rent commencement date of each lease, regardless of the total lease term. This bonus may be in the form of cash and is structured as follows:

○	35% of the total commission attributable to each lease shall be payable upon contract execution; and

○	The remaining 65% shall be earned and paid proportionally as power is installed and accepted by the customer in accordance with the deployment ramp schedule. For example, on a 50MW contract with a 5MW/month ramp, the remaining 65% would be paid incrementally over the 10-month deployment period, aligned with the ramp schedule until full installation and customer acceptance.

●	Existing Pipeline Deals (Deals at the Negotiation Stage as of Your Start Date): You are eligible for a bonus of 0.25% of the base rent actually collected by the Company under executed lease agreements for deals already in the pipeline at the negotiation stage as of your Effective Date, for a period of up to seven (7) years from the rent commencement date of each lease, regardless of the total lease term. This bonus may be in the form of cash and is structured as follows:

○	35% of the total commission attributable to each lease shall be payable upon contract execution; and

○	The remaining 65% shall be earned and paid proportionally as power is installed and accepted by the customer in accordance with the deployment ramp schedule, consistent with the structure described above.

All bonus payments shall be paid on the next semi-monthly payroll following the applicable triggering event (contract execution, in the case of the 35% upfront payment, and installation and acceptance of power, in the case of the 65% ongoing payments).

4. Employee Benefits: Starting on the Effective Date, you will be eligible to participate in the employee medical benefit programs established by the Employer for full-time employees at your level, subject to the Employer’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program. Nothing herein should be seen as a guarantee of any benefit to you or any other employee.

5. Vacation: Starting on the Effective Date, you will be eligible to use fifteen (15) days of paid time off (“PTO”) for each full calendar year of employment, to be used for both scheduled and unscheduled time that you need to be out of the office. PTO days shall be pro-rated for any partial year. Vacation time accrues over the course of the year. Use of PTO is subject to approval by your manager. You may carry-over a maximum of five (5) PTO days into a new calendar year. Employer reserves the right to modify the number of PTO days for each calendar year.

6. Sick Leave: Starting on the Effective Date, you will be eligible to use five (5) sick days for each calendar year of employment. Use of sick leave is subject to approval by your manager. You may carry over a maximum of five (5) sick days into a new calendar year.

7. Employment At Will: Your employment with the Employer is at-will, which means it is not for any specific term and can be terminated by you or by the Employer at any time for any reason, with or without notice or cause. The Employer requires that you provide no less than two weeks’ written notice if you intend to resign your position at Employer. Nothing in this offer letter is meant as a promise or guarantee of employment or of the terms and conditions of your employment.

8. Non-Disclosure Confidential Information and Restrictive Covenants: As a condition of your employment, you will be required to sign the Employer’s Non- Disclosure and Restrictive Covenant Agreement and such terms will be incorporated herein by reference. Please be aware that, in addition to requiring you to sign the Non-Disclosure and Restrictive Covenant Agreement, you also are expected to retain in confidence and not to disclose or use in your employment with the Employer any confidential information you have obtained from your previous employer(s).

9. Prior Restrictive Obligations: This employment offer is contingent on there being no outstanding obligations on your part, including any non-competition or confidentiality agreements that would restrict you in any way from fulfilling your job responsibilities to the Employer in the position offered to you. You also are expected to retain in confidence and not to disclose or use in your employment with the Employer any confidential information you have obtained from your previous employer(s).

10. Authorization to Work: In connection with your hire, you will be required to provide the Employer with the legally required proof of your identity and authorization to work in the United States.

11. Entire Agreement: This Letter Agreement and the attached Non-Disclosure and Restrictive Covenant Agreement contain the entire agreement between you and the Employer regarding the terms of your employment. You acknowledge that you have not relied upon any representations (oral or communicated otherwise) other than those explicitly set forth in such documents. Any additions or modification of the terms set forth in this letter would have to be in writing signed by the Employer’s CEO. The Employer reserves the right to change any of the terms or conditions of your employment at any time in its sole discretion.

Once you have had an opportunity to carefully review the foregoing, please let me know if you have any questions or concerns. Otherwise, please sign and return the offer letter to me by Friday, May 8, 2026. We look forward to having you join our team and look forward to a long, mutually satisfying relationship.

Sincerely,

/s/ Amanda Klier
Amanda Klier
Chief of Staff

Enclosure: Non-Disclosure and Restrictive Covenant Agreement

Please sign below to indicate your acceptance of the above terms and return a signed copy to me.

Accepted by	/s/ Gary Heitz

(Print Name)	Gary Heitz	Date	5/7/2026

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